Exhibit 10.2

November 20, 2018

Ms. Barbara Bodem
4514 East 79th Street
Indianapolis, IN 46250

Dear Barbara:

I am pleased to offer you the position of Senior Vice President, Chief Financial Officer, reporting directly to our Chief Executive Officer, John Groetelaars. In this position, you will be a member of the Executive Leadership Team (ELT). This offer is extended to you at a very exciting time in our company’s history, and I am confident that you can make a major contribution to Hill-Rom and help us deliver on our mission: Every day, around the world, we enhance outcomes for patients and their caregivers. With your help, together we can make a real difference in healthcare, and in doing so, create sustainable shareholder value.

The specifics of the offer are as follows:

1.	A start date of December 3, 2018.

2.	Annual Base Salary of $490,000
This amount will be subject to all federal, state and local withholding requirements and will be paid in accordance with our regular payroll procedures and bi-weekly schedule. Your pay will be direct-deposited according to the banking information you provide.

3.	Short-Term Incentive Compensation target of 60% of base salary
You will be eligible to participate in the Company’s annual short-term incentive compensation program with an annual incentive target of 60% of base salary. The payout under the annual incentive program is based on achievement of Hill-Rom’s financial objectives as well as your own individual performance objectives. For fiscal year 2019, your actual payout will be pro-rated from your start date.

4.	Long-Term Incentive (LTI) Program target of 225% of base salary
You will be eligible to participate in the Company’s LTI Program with an annual LTI target of 225% of base salary. Awards are granted annually and approved in November by the Company’s Board of Directors. The annual LTI award will consist of a combination of Performance Share Units (PSUs), Restricted Stock Units (RSUs) and stock options. The actual annual award will be based on individual performance and subject to approval by the CEO and the Company’s Board of Directors. The number of shares you receive will be determined by the stock price on the date of grant. For fiscal year 2019, you will be eligible for a full LTI award. This award will be granted effective on your start date.

5.	Sign-on Equity Award of $735,000
This one-time equity award is comprised of shares of RSUs with an award date value of $735,000 and is intended to compensate you for the value of the outstanding unvested equity awards that you will forfeit upon termination of employment with your current employer. The number of shares of RSUs will be determined based on the stock price on your start date. One-third of this award will vest on the day after each of the first, second and third anniversary of your start date.  Shortly after your start date, you will be provided with stock award agreements providing the terms and additional details of your sign-on equity award.

6.	Sign-on Cash Award of $300,000
This one-time cash award is intended to compensate you for the pro-rated value of the 2018 annual short-term incentive compensation payment that you will forfeit upon termination of employment with your current employer. This cash award will be paid on the first paycheck after you have completed 60 days of employment and will be subject to all regular state, federal and local withholding requirements. If you voluntarily terminate your employment with the Company within eighteen (18) months of your start date, you will be required to repay the full amount of this sign-on cash award.

7.	Annual Paid Time Off (PTO)
In order to provide more flexibility for employees to balance their lives, Hill-Rom offers a Paid Time-Off (PTO) program. PTO provides a bank of time that you will use for sick, vacation, or personal reasons. On an annual basis, you will be eligible for 26 days. In your first year of employment, the annual allotment is prorated to your start date. You may begin using this time after 60 days of employment, subject to management approval.

8.	Health, Welfare and Retirement Benefits
In addition to your compensation, you will be eligible to participate in Hill-Rom’s employee benefits program which includes comprehensive health and welfare benefits as well as a 401(k) savings plan. These benefits are described in the Benefits at a Glance reference guide (enclosed). You will receive further information shortly after your start date regarding enrolling and participating in these benefits.

9.	Supplemental Executive Retirement Plan
Your benefits package will include participation in the Supplemental Executive Retirement Plan (SERP). This plan supplements the Company’s retirement plan contributions provided under the 401(k) savings plan which are limited due to IRS limitations. You will receive additional information about the SERP shortly after your start date.

10.	Executive Physical
You will be eligible for an annual Company-paid Executive Physical.

11.	Tax Preparation, Estate and Financial Planning
Hill-Rom provides for 50% reimbursement of tax preparation and financial planning up to a maximum of $1,000 for each service annually.

12.	Relocation Benefits
You will be provided with relocation benefits to assist you with your relocation from New Jersey to Chicago. The Company's relocation partner will contact you concerning your eligible relocation benefits. The relocation benefits will remain valid for a period of twelve (12) months from your start date. If you voluntarily terminate your employment with the Company within eighteen (18) months of your start date, you will be required to reimburse the Company for all relocation expenses paid by the Company.

13.
As an ELT member, you will be required to execute a comprehensive Employment Agreement, Change in Control Agreement, Limited Recapture Agreement and Officer Indemnity Agreement, each of which will be provided to you prior to your start date, and will be effective as of your start date.

Your employment at Hill-Rom is at will. This offer and your start date are contingent upon successful completion of: (a) a drug screen and background check; (b) the Agreements noted above; and (c) applicable new hire paperwork.

Barbara, I am excited to have you join the Hill-Rom Executive Leadership Team. I, along with the other members of the ELT and the Board of Directors, look forward to working with you, and to the contributions you will make to Hill-Rom.

Sincerely,

/s/ Kenneth Meyers

Ken Meyers
Chief Human Resources Officer

/s/ Barbara Bodem              November 26, 2018
Acceptance                                 Date